Exhibit 99.1

Laureate Education Contacts:
Sean Creamer	Chris Symanoskie
Chief Financial Officer	Director, Investor Relations
(410) 843-8991	(410) 843-6394

LAUREATE EDUCATION ACQUIRES REMAINING 49% INTEREST IN
WALDEN UNIVERSITY

Now Wholly-Owned, Walden becomes Centerpiece of Laureate Online

BALTIMORE, MD — September 16, 2004 — Laureate Education, Inc., (NASDAQ:LAUR), today announced the acquisition of the remaining 49% interest in Walden University, giving the Company 100% ownership of its fastest growing subsidiary. Walden University will be the centerpiece of Laureate Online, the new name of the Company’s online higher education division, previously referred to as Online Higher Education (OHE).

Douglas Becker, Chairman and Chief Executive Officer of Laureate Education stated, “Having acquired 51% of Walden in two prior transactions, we always intended to own 100% of the university. Today’s acquisition of the remaining shares now gives us complete control and the ability for Walden to participate with our other online and campus-based initiatives, such as the introduction of Walden degree programs into international markets.”

Laureate Education acquired the remaining 49% of Walden University from the minority shareholders in exchange for 2.5 million shares of Laureate Education common stock plus $19 million in notes payable in the first quarter of 2005. The initial 51% stake was previously acquired for a total of $40.8 million. Walden currently has $57 million in cash.

Since the Company’s initial investment in Walden University in February 2000, the Company has increased the number of academic offerings and expanded student services resulting in a tenfold increase in student enrollments to nearly 11,000 students as of June 30, 2004. For the six-month period ended June 30, 2004, Walden University revenues increased 74% over the same period last year.

“Our original investment in Walden was a strategic decision intended to provide us better growth and control in our Canter teacher education division, which does not have its own accreditation and worked with a variety of university partners. We have been very successful in establishing Walden as the primary Canter partner, as over 60% of all Canter students are currently enrolled through Walden. In addition, the many other program areas at Walden have grown exponentially. Today’s news enables us to fulfill our strategic plan and realize the full potential of Walden, illustrating our commitment to building on the existing investment and growth in Walden,” stated Paula Singer, President of Laureate Online.

“With nearly 35 years of experience, Walden University is the leading provider of doctoral degrees at a distance and one of the oldest accredited online universities. No other fully online university possesses the academic quality and customer focus of Walden University,” added Ms. Singer.

The completed acquisition is not expected to impact the Company’s 2004 earnings. The transaction is expected to be modestly accretive to Laureate’s 2005 earnings.

Conference Call and Webcast

     The management team of Laureate Education plans to hold a conference call with the investment community to discuss today’s announcement. Investors, media, and the general public are invited to participate using the following instructions:

DATE:	Friday, September 17, 2004
TIME:	11:00 a.m. (Eastern Time)
DOMESTIC:	(800) 810-0924
INTERNATIONAL:	(913) 981-4900

Related presentation materials and a live webcast of the call may be accessed by visiting the Investor Relations section of the Company’s website, www.laureate-inc.com. A replay will also be available approximately one hour after the call through the Company’s Investor Relations website.

About Walden University

Since 1970, Walden University has offered busy professionals the opportunity to earn advanced degrees through distance learning. Today, this comprehensive, online university offers master’s and doctoral degrees in education, management, psychology, and health and human services, as well as bachelor’s degree completion programs in business. Through its applied-research approach, led by distinguished faculty members, Walden prepares its graduates to achieve professional excellence and serve their fields, organizations and communities more effectively.

About Laureate Education, Inc.

Laureate Education Inc. (NASDAQ:LAUR) is focused exclusively on providing a superior university experience to over 130,000 students through the leading global network of accredited campus-based and online universities. Addressing the rapidly growing global demand for higher education, Laureate offers a broad range of career-oriented undergraduate and graduate programs through campus-based universities located in Latin America and Europe. Through online universities, Laureate offers the growing population of non-traditional, working-adult students the convenience and flexibility of distance learning to pursue undergraduate, master’s and doctorate degree programs in major career fields including engineering, education, business, and healthcare.

Forward Looking Statements

This release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company’s actual results could differ materially from those described in the forward-looking statements.

The following factors might cause such a difference:

•	The Company’s operations can be materially affected by competition in its target markets and by overall market conditions, among other factors.

•	The Company’s foreign operations, in particular, are subject to political, economic, legal, regulatory and currency-related risks.

Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, our most recent Forms 10-K and 10-Q, available for viewing on our website. (To access this information on our website, please click on “Investor Relations,” “SEC Filings”)

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